Exhibit 14(a)

Consent of Independent Registered Public Accounting Firm

Prospect Capital Corporation

New York, New York

We hereby consent to the use in the Registration Statement on Form N-14 of our report dated August 21, 2013, except for Note 16 which is dated October 11, 2013, relating to the consolidated financial statements of Prospect Capital Corporation, which is contained in this registration statement.

We also consent to the use of our report dated August 21, 2013, relating to the information contained under Senior Securities on Page 235 of this registration statement, which is contained as Exhibit (14)(b) to the registration statement.

/s/ BDO USA, LLP

BDO USA, LLP
New York, New York

January 9, 2014